Exhibit (j)

(Letterhead of KPMG LLP)

Consent of Independent Registered Public Accounting Firm

To the Board of Trustees and Shareholders of

Dryden Index Series Fund – Dryden Stock Index Fund:

We consent to the incorporation by reference, in this registration statement, of our report dated November 28, 2005, on the statement of assets and liabilities of the Dryden Index Series Fund – Dryden Stock Index Fund (hereafter referred to as “Fund”), including the portfolio of investments, as of September 30, 2005, and the related statement of operations for the year then ended, and the statement of changes in net assets and the financial highlights for each of the years in the two-year period then ended. These financial statements and financial highlights and our report thereon are included in the Annual Report of the Fund as filed on Form N-CSR.

We also consent to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Other Service Providers” and “Financial Statements” in the Statement of Additional Information.

/s/ KPMG LLP

KPMG LLP

New York, New York

November 28, 2005